Exhibit 2.2

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Second Amendment”) is entered into as of May 14, 2020, by and among Financial Gravity Companies, Inc., a Nevada corporation (“FGCO”), Forta Financial Group, Inc. (formerly named Presidential Brokerage, Inc.), a California corporation (“Forta”), and Sofos Investments, Inc. (formerly named Financial Gravity Wealth, Inc.), a Texas corporation (“Sofos”). This Second Amendment amends the Agreement and Plan of Merger (as amended to date) (the “Agreement”) among FGCO, Forta, and Sofos.

1.	The parties to the Agreement hereby agree that FG Newco, Inc., a Texas corporation and wholly-owned subsidiary of FGCO, shall be substituted for Sofos in the transaction contemplated by the Agreement.

2.	In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed on the date first written above by their respective officers.

Financial Gravity Companies, Inc.

By: /s/ Scott Winters ____________________
Name: Scott Winters, CEO

Forta Financial Group, Inc.

By: /s/ Tony Campen_____________________
Name: Tony Campen, CEO

Sofos Investments, Inc.

By: /s/ William Nelson____________________
Name: William Nelson, CEO

Confirmed:

FG Newco, Inc.

By: /s/ Scott Winters_______________________

Name: Scott Winters, CEO

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